Exhibit 99.1

Armstrong World Industries Reports

Fourth Quarter and Full Year 2016 Results

Key Highlights

•	Operating income from continuing operations of $40.3 million, up $34 million over Q4’15
•	AUV accelerates in the Americas, driving sales growth of 360 bps over Q4’15
•	Americas full year volume grew 2.5% driving sales growth of 4.3%
•	Repurchased 0.9M shares in Q4, bringing full year total to 1.1M shares, approximately 2% of float
•	2017 midpoint of guidance reflects 6% revenue growth and 12% adjusted EBITDA growth over 2016

LANCASTER, Pa., February 27, 2017 -- Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions, today reported financial results for the fourth quarter and full year 2016.

As previously announced, on April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring Inc. (NYSE: AFI), an independent, publicly-traded company.  Beginning in the second quarter of 2016, AFI’s historical results are reflected in AWI’s Consolidated Financial Statements as a discontinued operation and are excluded from results of continuing operations.

Fourth Quarter Results from Continuing Operations

(Amounts in millions except per-share data)	Three Months Ended December 31,
	2016	2015	Change
Net sales	$297.9	$297.3	0.2%
Operating income	40.3	5.9	Favorable
Earnings (loss) from continuing operations	28.5	(13.9)	Favorable
Diluted earnings (loss) per share	$0.51	$(0.25)	Favorable

Excluding the unfavorable impact from foreign exchange of $4 million, consolidated net sales increased 1.5% compared to the prior year period, driven by improvement in average sales dollars per unit sold, or average unit value (“AUV”) in the Americas and Europe (including Russia), Middle East and Africa (“EMEA”).  Lower volumes in EMEA were only partially offset by higher volumes the Pacific Rim.

The improvement in as reported operating income compared to the prior year period was driven by lower SG&A expenses and lower separation costs.  Earnings from continuing operations also benefited from lower interest expense compared to the prior year period.

“It’s encouraging to see the acceleration of both price and mix in the Americas, and the earnings improvement in our International businesses in the quarter,” said Vic Grizzle, CEO.  “I’m especially pleased to see full year volume growth in the Americas of 2.5%.”

Additional (non-GAAP*) Financial Metrics from Continuing Operations

(Amounts in millions except per-share data)	Three Months Ended December 31,
	2016	2015	Change
Constant currency sales	$303	$299	1.5%
Adjusted operating income	$47	$45	4.9%
Adjusted net income	$25	$16	53.8%
Adjusted diluted earnings per share	$0.45	$0.29	56.3%

(Amounts in millions)	Three Months Ended December 31
	2016	2015	Change
Adjusted EBITDA
Americas	$59	$58	2.1%
EMEA	2	2	(5.0)%
Pacific Rim	5	4	18.6%
Unallocated Corporate	—	—	—
Consolidated Adjusted EBITDA	$66	$64	3.1%

*

The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income,  adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, AFI separation costs and certain other gains and losses.  Adjusted results reflect the allocation of corporate costs into the segments and were held constant in 2015 for comparability purposes.  Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2016, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income improved by 5% and adjusted EBITDA improved 3% in the fourth quarter when compared to the prior year period. Lower manufacturing and input costs, improvements in AUV in the Americas, and lower SG&A expenses partially offset the margin impact of lower volumes primarily in EMEA and lower earnings from the Worthington Armstrong joint venture (“WAVE”).  Adjusted earnings per share is calculated using a 39% adjusted tax rate in both periods.

Fourth Quarter Segment Highlights

Effective April 1, 2016, the former Building Products operating segment was disaggregated into the following three distinct geographical segments: Americas (including Canada), EMEA and Pacific Rim.  The Unallocated Corporate segment historically included assets, liabilities, income and expenses that had not been allocated to the geographical segments, including AFI separation costs.

Americas
(Amounts in millions)	Three Months Ended December 31,
	2016	2015	Change
Total segment net sales (as reported)	$196.4	$189.6	3.6%
Operating income (as reported)	$43.1	$58.5	(26.3)%
Constant currency sales	$196	$190	3.6%
Adjusted EBITDA	$59	$58	2.1%

Net sales in the Americas for the fourth quarter increased 3.6%, driven by improvement in AUV partially offset by lower volumes in Latin America. On an as reported basis, operating income decreased, driven by the inclusion of standalone costs as a result of the AFI separation. These costs more than offset the margin impact of improvements in AUV.

EMEA
(Amounts in millions)	Three Months Ended December 31,
	2016	2015	Change
Total segment net sales (as reported)	$63.7	$72.6	(12.3)%
Operating loss (as reported)	$(3.0)	$(4.9)	38.8%
Constant currency sales	$69	$74	(7.3)%
Adjusted EBITDA	$2	$2	(5.0)%

Excluding the unfavorable impact of foreign exchange of approximately $4 million, net sales in EMEA for the fourth quarter decreased 7.3%, driven by lower volumes, as lower sales in the UK and Middle East were only partially offset by higher sales in Russia.  On an as reported basis, operating loss decreased, driven by lower SG&A costs and lower manufacturing and input costs.  The improvement in SG&A costs over the prior year period reflects the benefit of prior cost reduction actions and strong cost control to improve profitability.

Pacific Rim
(Amounts in millions)	Three Months Ended December 31,
	2016	2015	Change
Total segment net sales (as reported)	$37.8	$35.1	7.7%
Operating income (loss) (as reported)	$1.9	$(2.6)	Favorable
Constant currency sales	$38	$35	8.5%
Adjusted EBITDA	$5	$4	18.6%

Net sales in the Pacific Rim for the fourth quarter increased 8.5% excluding the impact of foreign exchange, driven by higher volumes in Australia and China.  On an as reported basis, operating income increased due to the margin impact of higher volumes and lower manufacturing and input costs, which were only partially offset by unfavorable AUV.

Unallocated Corporate

As a result of the AFI separation on April 1, 2016, the majority of the AWI corporate support functions were incorporated into the Americas segment. As a result, unallocated corporate support expenses decreased significantly during the three months ended December 31, 2016 when compared to the same period in 2015.

On an as reported basis, unallocated corporate expense of $1.7 million decreased from $45.1 million in the prior year, due to the inclusion of corporate costs within the Americas segment. The expenses flowing through this segment in 2016 are costs and expenses primarily related to the AFI separation.

Full Year Results from continuing operations

Full Year
(Amounts in millions)	Year Ended December 31,
	2016	2015	Change
Net sales (as reported)	$1,234.5	$1,231.3	0.3%
Operating income (as reported)	$184.6	$140.5	31.4%
Constant currency sales	$1,249	$1,224	2.1%
Adjusted EBITDA	$315	$296	6.4%

Excluding the unfavorable impact from foreign exchange of approximately $22 million, full year consolidated net sales increased 2.1% compared to the prior year period, driven by improvements in AUV in all reportable segments and volume growth in the Americas.

On an as reported basis, operating income increased by 31.4% due to higher corporate expenses in the prior year period due to cost structure changes that occurred as a result of the separation. The improvement in adjusted operating income was driven by lower manufacturing and input costs, strong earnings from WAVE, and the margin impact of favorable AUV.

Market Outlook and 2017 Guidance (1)

For 2017, AWI expects another year of volume growth from both repair and remodel and new construction activity. The Americas should benefit from continued improvement in AUV, driven by the mix up trend within the industry and good pricing realization and volume growth. Rising global oil prices should support a macroeconomic backdrop in international markets to drive sales and earnings growth in 2017.

AWI expects 2017 full year sales to be in the $1.29 to $1.32 billion range, and adjusted EBITDA to be in the $350 to $360 million range, both up from 2016. 2017 adjusted EPS is expected to be $2.60 to $2.70 per diluted share, and free cash flow is anticipated to be between $130 and $145 million.

“Our full year guidance reflects our organization’s focus on accelerating top-line growth irrespective of the market conditions and improving the profitability of our international segments,” said Brian MacNeal, CFO.

(1)	Guidance metrics are presented using 2017 budgeted foreign exchange rates. Adjusted EPS guidance for 2017 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss fourth quarter and full year 2016 results. This event will be broadcast live on the company's website. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click Investors. The replay of this event will also be available on the company's website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect.” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance.  Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements.  A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” section of our report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made.  We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its annual report on Form 10-K for the year ended December 31, 2016 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. (AWI) is a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions. With 3,700 employees and fiscal 2016 revenues from ceiling operations in excess of $1.2 billion, AWI operates from a global manufacturing network of 24 facilities, including 9 plants dedicated to its WAVE joint venture. On April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring Inc., an independent, publicly-traded company.  For more information, visit www.armstrongceilings.com.

Additional forward looking non-GAAP metrics are available on the AWI’s website at www.armstrongceilings.com under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts, quarterly data is unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net sales	$297.9	$297.3	$1,234.5	$1,231.3
Costs of goods sold	212.2	212.6	863.3	854.9
Selling general and administrative expenses	60.0	77.8	225.2	267.7
Separation costs	1.5	17.5	34.5	34.3
Equity (earnings) from joint venture	(16.1)	(16.5)	(73.1)	(66.1)
Operating income	40.3	5.9	184.6	140.5
Interest expense	6.4	11.4	49.8	45.3
Other non-operating expense	0.1	6.6	0.1	20.1
Other non-operating (income)	(0.7)	0.4	(9.6)	(5.0)
Earnings (loss) from continuing operations before income taxes	34.5	(12.5)	144.3	80.1
Income tax expense	6.0	1.4	50.4	53.5
Earnings from continuing operations	$28.5	$(13.9)	$93.9	$26.6
Net earnings (loss) from discontinued operations, net of tax expense (benefit) of $0.0, ($0.3), $0.1, and $17.8	—	2.5	(4.5)	26.0
(Loss) earnings from disposal of discontinued business, net of tax expense (benefit) of $1.4, $2.3, ($15.2) and ($41.8)	(1.4)	(2.4)	15.3	41.6
Net earnings from discontinued operations	(1.4)	0.1	10.8	67.6
Net earnings	$27.1	$(13.8)	$104.7	$94.2
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(19.4)	(4.2)	(33.2)	(25.5)
Derivative gain	6.3	0.9	7.5	0.7
Pension and postretirement adjustments	25.4	0.7	49.3	32.9
Total other comprehensive income (loss)	12.3	(2.6)	23.6	8.1
Total comprehensive income (loss)	$39.4	$(16.4)	$128.3	$102.3
Earnings (loss) per share of common stock, continuing operations:
Basic	$0.52	$(0.25)	$1.69	$0.48
Diluted	$0.51	$(0.25)	$1.68	$0.47
(Loss) earnings per share of common stock, discontinued operations:
Basic	$(0.03)	$—	$0.19	$1.21
Diluted	$(0.03)	$—	$0.19	$1.21
Net earnings (loss) per share of common stock:
Basic	$0.49	$(0.25)	$1.88	$1.69
Diluted	$0.49	$(0.25)	$1.87	$1.68
Average number of common shares outstanding:
Basic	54.6	55.5	55.4	55.5
Diluted	55.0	56.0	55.7	55.9

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(Quarterly data is unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net Sales
Americas	$196.4	$189.6	$837.3	$805.1
EMEA	63.7	72.6	263.1	289.9
Pacific Rim	37.8	35.1	134.1	136.3
Total net sales	$297.9	$297.3	$1,234.5	$1,231.3
Operating Income (loss)
Americas	$43.1	$58.5	$232.1	$283.5
EMEA	(3.0)	(4.9)	(8.2)	(11.9)
Pacific Rim	1.9	(2.6)	(0.5)	(6.8)
Unallocated Corporate (expense)	(1.7)	(45.1)	(38.8)	(124.3)
Total Operating Income	$40.3	$5.9	$184.6	$140.5

Selected Balance Sheet Information

(amounts in millions)

	December 31, 2016	December 31, 2015
Assets
Current assets	$406.2	$880.8
Property, plant and equipment, net	669.6	648.1
Other noncurrent assets	682.2	1,158.3
Total assets	$1,758.0	$2,687.2

Liabilities and shareholders’ equity
Current liabilities	$224.1	$436.3
Noncurrent liabilities	1,267.5	1,482.1
Equity	266.4	768.8
Total liabilities and shareholders’ equity	$1,758.0	$2,687.2

Selected Cash Flow Information

(amounts in millions)

	Year Ended December 31,
	2016	2015
Net income	$104.7	$94.2
Other adjustments to reconcile net income to net cash provided by operating activities	136.8	96.9
Changes in operating assets and liabilities, net	(192.2)	12.6
Net cash provided by operating activities	49.3	203.7
Net cash (used for) investing activities	(17.0)	(101.5)
Net cash (used for) financing activities	(128.9)	(32.3)
Effect of exchange rate changes on cash and cash equivalents	(6.3)	(10.4)
Net (decrease) increase in cash and cash equivalents	(102.9)	59.5
Cash and cash equivalents, beginning of period	244.8	185.3
Cash and cash equivalents, end of period	$141.9	$244.8
Cash and cash equivalents at end of period of discontinued operations	—	35.5
Cash and cash equivalents at end of period of continuing operations	$141.9	$209.3

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other gains and losses.  Adjusted results reflect the allocation of corporate costs into the segments and were held constant in 2015 for comparability purposes.  Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2016. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.  Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Earnings (loss) from continuing operations, Reported	$29	$(14)	$94	$27
Tax expense	(6)	(2)	(50)	(53)
Earnings (loss) before tax, Reported	$35	$(12)	$144	$80
Interest/other expense	(5)	(18)	(41)	(61)
Operating Income, Reported	$40	$6	$185	$141
Non-cash impact of U.S. pension	3	4	13	15
Separation expenses	1	17	34	34
Cost reduction initiatives	1	7	4	7
Corp Cost adjustment**	—	9	—	20
Foreign exchange impact	2	2	1	1
Operating Income, Adjusted	$47	$45	$237	$218
D&A*	(19)	(19)	(78)	(78)
Adjusted EBITDA***	$66	$64	$315	$296

*

Excludes accelerated depreciation associated with cost reduction initiatives reflected below.  Actual D&A as reported is; $19.1 million for the three months ended December 31, 2016, $21.3 million for the three months ended December 31, 2015, $77.8 million for the year ended December 31, 2016, and $79.2 million for the year ended December 31, 2015.

**

Includes adjustments to Corporate costs and geographic allocations of Corporate support functions due to the separation to assist in comparison to 2016 AWI results. The adjustments include changes in geographic allocations and removal of certain costs not applicable to the current AWI structure.

***	Includes $4 million of unallocated Corporate expense related to the separation of AFI that will not reoccur in 2017

Americas

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating Income, Reported	$43	$59	$232	$284
Non-cash impact of U.S. pension	3	4	13	15
Corp Cost adjustment	—	(16)	—	(61)
Foreign exchange impact	—	—	—	(2)
Operating Income, Adjusted	$46	$47	$245	$236
D&A	(13)	(11)	(52)	(43)
Adjusted EBITDA	$59	$58	$297	$279

EMEA

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating (Loss), Reported	$(3)	$(5)	$(8)	$(12)
Cost reduction initiatives	—	2	—	2
Corp Cost adjustment	—	1	—	5
Foreign exchange impact	1	—	1	2
Operating (Loss), Adjusted	$(2)	$(2)	$(7)	$(3)
D&A	(4)	(4)	(17)	(15)
Adjusted EBITDA	$2	$2	$10	$12

Pacific Rim

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016		2015
Operating Income (Loss), Reported	$2	$(3)	$	(—)	$(7)
Cost reduction initiatives	1	5		4	5
Corp Cost adjustment	—	(2)		—	(1)
Foreign exchange impact	—	2		(1)	(1)
Operating Income (Loss), Adjusted	$3	$2		$3	$(4)
D&A	(2)	(2)		(9)	(9)
Adjusted EBITDA	$5	$4		$12	$5

Unallocated Corporate

	Three Months Ended December 31,			Year Ended December 31,
	2016		2015	2016	2015
Operating (Loss), Reported		$(2)	$(45)	$(39)	$(124)
Separation expenses		1	17	34	34
Corp Cost adjustment		—	26	—	77
Foreign exchange impact		1	—	1	2
Operating (Loss), Adjusted	$	(—)	$(2)	$(4)	$(11)
D&A		(—)	(2)	(—)	(11)
Adjusted EBITDA	$	(—)	$—	$(4)	$—

Consolidated Results From Continuing Operations

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Earnings from continuing operations, Reported	$29	$0.51	$(14)	$(0.25)	$94	$1.68	$27	$0.47
Pre-tax adjustment items*	(4)		(26)		(50)		(42)
Corp Cost adjustment**	—		(9)		—		(20)
Non-cash impact of U.S. Pension	(3)		(4)		(13)		(15)
Reversal of adjusted tax expense @ 39% for 2016 and 2015	16		11		81		62
Ordinary tax	1		1		(34)		(30)
Unbenefitted foreign losses	(4)		(3)		(15)		(19)
Separation costs	1		—		(15)		(3)
Foreign tax credits	4		9		10		10
Statute closures	—		—		15		—
Tax adjustment items	(7)		(9)		(13)		(12)
Earnings from continuing operations, Adjusted	$25	$0.45	$16	$0.29	$128	$2.29	$96	$1.72
Adjusted tax (expense) @ 39% for 2016 and 2015	(16)		(11)		(81)		(62)
Earnings Before Taxes, Adjusted	$41		$27		$209		$158
Other non-operating (expense)*	(6)		(18)		(28)		(60)
Operating Income, Adjusted	$47		$45		$237		$218
D&A	(19)		(19)		(78)		(78)
Adjusted EBITDA***	$66		$64		$315		$296

*

Adjusted results exclude $10.7 million of interest expense recorded in the first quarter of 2016 related to the settlement of interest rate swaps incurred in connection with the company’s refinancing of its credit facility.

**

Includes adjustments to Corporate costs and geographic allocations of Corporate support functions due to the separation to assist in comparison to 2016 AWI results. The adjustments include changes in geographic allocations and removal of certain costs not applicable to the current AWI structure.

***	Includes $4 million of unallocated Corporate expense related to the separation of AFI that will not reoccur in 2017

Source: Armstrong World Industries